EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BEVERLY HILLS BANCORP INC.

On December 25, 1996 a Certificate of Incorporation of Wilshire Financial Services Group Inc. was filed with the Secretary of State of Delaware. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Certificate of Incorporation is hereby amended and restated as follows:

ARTICLE I.

The name of the corporation is:

Beverly Hills Bancorp Inc.

ARTICLE II.

The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The Corporation is authorized to issue one class of shares, to be designated “Common Stock.” The total number of shares of Common Stock that the Corporation shall have authority to issue is Thirty Million (30,000,000) shares, and the par value of each share of Common Stock is One Cent ($0.01). The Corporation is prohibited from issuing any nonvoting equity securities.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VI.

Notwithstanding Article V hereof, the Bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of a majority of the outstanding voting stock of the corporation, voting together as a single class.

ARTICLE VII.

The Board of Directors shall have that number of Directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation.

ARTICLE VIII.

The Board of Directors shall consist of a single class. Each director shall serve for a term of one year until the next annual meeting or until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

ARTICLE IX.

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X.

Any action which may or is required to be taken by the stockholders at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, by written consent setting forth the action so taken and signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take such action.

ARTICLE XI.

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, or by the Chairman of the Board upon written demand of holders of not less than one-fourth of all votes entitled to be cast, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the Delaware General Corporation Law, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

ARTICLE XII.

Each reference in this Certificate of Incorporation to any provision of the Delaware General Corporation Law refers to the specified provision of the General Corporation Law of the State of Delaware, as the same now exists or as it may hereafter be amended or superseded.

ARTICLE XIII.

A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

The undersigned Chief Executive Officer makes, files and records this Amended and Restated Certificate of Incorporation and acknowledges that the foregoing Amended and Restated Certificate of Incorporation is his act and deed on this 15th day of September, 2005.

/s/ LARRY B. FAIGIN

Larry B. Faigin

Chief Executive Officer